Exhibit 99.1

Press release dated September 29, 2004

Implant Sciences Announces Fourth Quarter and Year End Results

Fourth Quarter Revenues Grow by 41%

WAKEFIELD, Mass.—(BUSINESS WIRE)—Sept. 29, 2004—Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) today announced financial results for its fourth quarter and year ended June 30, 2004. Total revenues for the quarter ended June 30, 2004, increased 41% to $2,406,000 compared to $1,702,000 for the fourth quarter of fiscal 2003. For the year ended June 30, 2004, the Company’s total revenues increased 28% to $8,566,000 compared to $6,696,000 for the prior year. The increase in total revenues in the fourth quarter and year ended June 30, 2004 is attributable primarily to revenue recognized in connection with government research and development contracts, specifically in the areas of explosives detection.

Our net loss for the quarter ended June 30, 2004 was $1,312,000, or $0.16 per basic and diluted share, compared to a $767,000 net loss or $0.12 per basic and diluted share for the quarter ended June 30, 2003. For the year ended June 30, 2004, the net loss was $4,012,000 or $0.55 per basic and diluted share, compared to $2,769,000 or $0.44 per basic and diluted share for the year ended June 30, 2003. The net loss for the quarters and years ended June 30, 2004 and 2003 includes noncash charges for stock-based compensation, depreciation and amortization. Our net loss, net of the effects of the noncash charges, for the quarter ended June 30, 2004 was $194,000 compared to a net loss of $410,000 for the comparable prior year period, a decrease in the net loss, net of the effect of noncash charges, of $216,000 or 53%. Our net loss, net of the effects of the noncash charges, for the year ended June 30, 2004 was $1,082,000 compared to a net loss of $1,661,000 for the comparable prior year period, a decrease in the net loss, net of the effect of noncash charges, of $579,000 or 35%.

The Company reported a cash balance of $6,906,000 and working capital of $8,253,000 at June 30, 2004 as compared to a $959,000 cash balance and a working capital deficit of $272,000 at June 30, 2003.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “I am very pleased with the record revenues achieved in fiscal 2004 and the continuing decreases in our losses after netting the effects of noncash charges. In addition, the Company’s balance sheet has been significantly strengthened over the course of the past fiscal year putting Implant Sciences in its best financial position since going public in 1999.”

Dr. Armini further commented, “Although we believe we have made significant inroads towards our goal of achieving profitability, there is much work that lies ahead. We continue to be on schedule for delivery of our explosives detection equipment, which should add a new revenue stream in fiscal 2005. We are also making progress in the process of preparing the necessary documents, to be submitted to the FDA in the second quarter of fiscal 2005, for our radiation therapy device to treat breast cancer. We also expect certain strategic initiatives in our semiconductor business to provide significant increases in revenues.”

During the quarter and year ended June 30, 2004, we recognized noncash charges of approximately $326,000 and $2,527,000, respectively, as preferred distributions, which included accretion of dividends, the beneficial conversion feature and amortization of warrants for our previous preferred stock financings. This compares to noncash charges for preferred distributions of approximately $424,000 and $891,000 for the quarter and year ended June 30, 2003, respectively. The effect of these transactions had no overall effect on stockholders’ equity or cash, but increased net loss per share applicable to common shareholders by $0.04 and $0.35 per share for the quarter and year ended June 30, 2004, respectively and by $0.06 and $0.14 for the quarter and the year ended June 30, 2003, respectively. The basic and diluted net loss per share applicable to common shareholders for the quarter and year ended June 30, 2004 was $0.20 and $0.90 per share, respectively, as compared to $0.18 and $0.58 per share for the quarter and year ended June 30, 2003, respectively.

Company Conference Call

Management will host a conference call on Tuesday, October 5, 2004 at 4:10 PM Eastern Time to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: 888-396-2384 and entering the passcode: 75716612. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following two business days by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 22335660.

This call is being webcast by CCBN and can be accessed at Implant Sciences website at www.implantsciences.com. The webcast can also be accessed at www.runonideas.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via StreetEvents, CCBN’s password-protected event management site, at www.streetevents.com.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for national security, medicine, and industry. Under development are portable and bench-top trace element detection devices to identify explosives, narcotics and other toxic materials. The Company has also received government grants from the US Army,

Navy and Air Force, and the Transportation Security Administration to adapt the Company’s explosive detection technology to a wide number of security requirements.

Using its proprietary ion implantation and thin film coating technologies, Implant Sciences has a sophisticated production line that modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear, thereby substantially increasing the life of the implants. The Company also manufactures and markets radioactive and non-radioactive products for medical use, including radioactive seeds for treating prostate cancer that are distributed throughout the United States by its own direct sales force. In parallel with the production of these seeds, it is also developing additional brachytherapy products for the treatment of breast, eye, and other cancers.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

IMPLANT SCIENCES CORPORATION

Financial Highlights (unaudited)

Summary of Operating Results:

	Three Months Ended June 30,		Year Ended June 30,
	2003	2004	2003	2004

Revenue	$1,702,000	$2,406,000	$6,696,000	$8,566,000

Net loss	(767,000)	(1,312,000)	(2,769,000)	(4,012,000)
Preferred distribution	(424,000)	(326,000)	(891,000)	(2,527,000)

Net loss applicable to common shareholders	$(1,191,000)	$(1,638,000)	$(3,660,000)	$(6,539,000)

Net loss per share basic and diluted:
Net loss	$(0.12)	$(0.16)	$(0.44)	$(0.55)
Preferred distribution	(0.06)	(0.04)	(0.14)	(0.35)

Net loss per share applicable to common shareholders	$(0.18)	$(0.20)	$(0.58)	$(0.90)

Weighted average common shares outstanding - basic and diluted	6,479,275	7,999,133	6,310,748	7,317,677

Key Balance Sheet Data:

	June 30, 2003	June 30, 2004

Cash and cash equivalents	$959,000	$6,906,000
Current assets	2,420,000	10,089,000
Working capital	(272,000)	8,253,000
Total assets	7,297,000	15,224,000
Current portion of long-term debt (including capital lease obligations)	1,274,000	495,000
Long-term debt	11,000	218,000
Stockholders’ equity	3,628,000	12,500,000

Contact:

Aurelius Consulting Group
Dave Gentry or Ed Sasso, 407-644-4256
dave@aurcg.com
www.runonideas.com
or
Implant Sciences Corporation
David C. Volpe, 508-523-3141
dvolpe@implantsciences.com
www.implantsciences.com
or
The Investor Relations Group
Mike Graff or Janet Vasquez, 212-825-3210